Exhibit 10.1
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                              TERM PROMISSORY NOTE
                              --------------------


$2,000,000.00                                         Jan 24, 2002


         CARLYLE INDUSTRIES, INC., a Delaware corporation (the "Company"), for value received, hereby promises to pay to the order of THE CIT GROUP/COMMERCIAL SERVICES, INC. ("CIT"), at its office, 1211 Avenue of the Americas, New York, New York 10036, the principal sum of TWO MILLION AND 00/100 U.S. DOLLARS ($2,000,000.00) on the dates and in the amounts hereinafter set forth, and to pay interest from the date hereof at said office, on the first business day of each month, on the unpaid principal balance hereof outstanding from time to time, until paid in full, at the rate of one-half of one percent (0.50%) per annum plus the Chase Prime Rate (as defined below), and to pay any expenses and costs of collection or enforcement (including reasonable attorneys' fee). Interest shall continue to be payable after the maturity of this Note, at the rate provided for herein, until this Note is paid in full.

This note is secured by the assets and Collateral pledged by the Company under the Financing Agreement and the loan and security documents executed in connection therewith, dated as of the date hereof, as the same may be amended from time to time (collectively, the "Agreement") and the obligations of Robert
A. Levinson set forth in the following agreements executed by Robert A. Levinson in favor of CIT: (a) that certain Brokerage Account Pledge and Security Agreement dated _____, 2002 executed by Robert A. Levinson in favor of CIT, and
(b) that certain Guaranty dated Jan 23, 2002 executed by Robert A. Levinson in favor of CIT (all of the foregoing collectively referred to as the "Agreements"). The Obligations (as defined in the Agreements) of the Company hereunder are hereby deemed to constitute Obligations of the Company pursuant to the Agreements.

The principal balance of this Note shall be payable in twenty-five (25) equal consecutive monthly installments of Twelve Thousand U.S. Dollars ($12,000.00) each, with the first installment due and payable on February 1, 2002 and each subsequent installment due and payable on the first business day of each month thereafter, and a twenty sixth (26th) and final installment of One Million Seven Hundred Thousand Dollars and 00/100 U.S. Dollars ($1,700,000.00).

The Chase Prime Rate is the per annum rate of interest publicly announced by JPMorgan Chase Bank (or its successor) in New York, New York from time to time as its prime rate, and is not intended to be the lowest rate of interest charged by The Chase Manhattan Bank to its borrowers. Any change in the rate of interest hereunder due to a change in the Chase Prime Rate will take effect as of the first of the month following such change in the Chase Prime Rate. All interest is calculated on a 360 day year. In no event will interest charged hereunder exceed the highest lawful rate. In the event, however, that we do receive interest in excess of the highest lawful rate, you agree that your sole remedy would be to seek repayment of such excess, and you irrevocably waive any and all other rights and remedies which may be available to you under law or in equity.

The Company may, at its option, prepay all or any part of the principal of this Note before maturity, without penalty or premium (with the exception of any Mandatory Prepayment), provided that: (a) on each prepayment the Company shall pay accrued interest on the principal so prepaid to the date of such prepayment; and (b) each prepayment shall be applied to the then last maturing installments of principal hereof.

The Company agrees that so long as any portion of the principal balance hereof, or interest accrued thereon, remains unpaid, it shall observe the following "Term Loan Covenants", unless CIT shall agree otherwise in writing:

1. The Company shall maintain its and its consolidated subsidiaries' books, records and accounts in accordance with generally accepted accounting principles consistently applied. The Company shall, at any time and from time to time, furnish to CIT such balance sheets, earnings statements, financial statements and other reasonable information regarding the Company's business affairs and financial condition, including, without limitation, schedules, agings and reports, as we may request, and in any event the Company shall furnish
         CIT: (a) as soon as possible, but not later than one hundred twenty
         (120) days after the close of each of the Company's fiscal years, the Company's and the Company's consolidated subsidiaries' financial statements as of the end of such year, with (i) such consolidated statements audited by a firm of independent certified public accountants of recognized standing, selected by the Company and acceptable to CIT, and (ii) such consolidating statements certified by an authorized financial or accounting officer of the Company; and (b) as soon as possible, but not later than sixty (60) days after the end of each quarter hereafter, the Company's and the Company's consolidated subsidiaries' interim financial statements as of the end of such period and of the portion of the Company's fiscal year then elapsed, certified by any authorized financial or accounting officer of the Company, all prepared in accordance with generally accepted accounting principles consistently applied, and fairly presenting the financial position and results of the Company's and the Company's consolidated subsidiaries' operations for such period. All such financial statements do or shall fairly present the Company's financial condition as of the dates thereof or the results of the Company's operations for the periods for which the same are furnished. All such other information is or shall be, at the time the same is so furnished, accurate and correct in all material respects and complete insofar as completeness may be necessary to give CIT a true and accurate depiction of the subject matter thereof.

2. Provide CIT at least thirty (30) days prior to the commencement of each of the Company's fiscal years with written projections for such fiscal year, setting forth the projected balance sheet of the Company, statements of profit and loss and surplus of the Company and statements of cash flow for such period. Such projections must be acceptable and satisfactory to CIT.

3. Maintain insurance in responsible companies, in such forms and against such risks and in such sums as set forth in the Agreement, on all real and personal property, including inventory.

4. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or its income or profits or upon any properties belonging to it, prior to the date upon which penalties attach thereto,


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

         provided that the Company shall not be required to pay any such tax, assessment, charge or levy, the payment of which is being contested in good faith and by proper proceeding.

5. Not grant or allow to exist any lien, charge, security interest, encumbrance or judgment (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of its assets or goods, whether real, personal or mixed, whether now owned or hereafter acquired, except: for purchase money security interests in and liens on equipment acquired subsequent to the date hereof, provided: (a) each such lien shall attach only to the equipment so acquired and a description of the equipment so acquired is furnished to CIT, hereof and (b) the debt incurred in connection with such purchase money security interests during any fiscal year does not exceed Two Hundred Fifty Thousand and 00/100 U.S. Dollars ($250,000.00) in the aggregate.

6. Not incur or create any liability other than current indebtedness maturing in less than one (1) year and incurred in the ordinary course of business for raw materials, supplies, services, taxes, labor or equipment, other than purchase money indebtedness contemplated by paragraph 5 above.

7. Not incur indebtedness except (i) trade debt incurred in the normal course of business to acquire inventory; and (ii) purchase money indebtedness to acquire machinery and equipment in the amounts set forth above in paragraph 5.

8. Not sell, lease, assign, transfer or otherwise dispose of either all or substantially all of its assets.

9. Not undergo any merger, consolidation into or with another entity or make any other change in its corporate structure, or make any change in its controlling ownership or enter into or engage in any operation or activity materially different from that presently being conducted by the Company.

10. Not assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

11. Not make any distribution of any kind on, or purchase, acquire, redeem or retire, any of the capital stock or equity interest of the Company, of any class whatsoever, whether now or hereafter outstanding, provided, however, the Company may make distributions on any of the capital stock or equity interest of the Company as of the end of any fiscal year and may make loans to the Company's wholly owned subsidiaries per the terms of the Agreement.

12. Not make any advance or loan to, or any investment in, any firm, entity, person or corporation other than as contemplated by paragraph 11 above.

13. Not contract for, purchase, make expenditure for, lease, or otherwise incur obligations with respect to capital improvements or fixed asset


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

         acquisitions (whether subject to a security interest or otherwise) during any fiscal year in an aggregate amount in excess of Fifty Thousand and 00/100 Dollars ($50,000.00).

If any of the following "Events of Default" shall occur:

         (i) The Company, or its successors and assigns, defaults in the payment of any installment of principal or interest, as provided for herein and such default continues unremedied for five (5) days;

         (ii) The Company, or its successors and assigns, defaults under any terms or provisions of any security agreement or mortgage between the Company, its successors and assigns and CIT, and such default continues beyond any applicable grace period, if any;

         (iii) The Company, or its successor and assigns, or CIT, at any time while this Note is outstanding, terminates the Agreement or the Agreement expires pursuant to its terms or ceases to be in full force and effect for any reason, or the Company or its successors and assigns breaches the Agreement in any material respect, or fails to pay when due any indebtedness owing to CIT in accordance with the terms hereof or as required under the Agreement;

         (iv) The Company, or its successors and assigns, defaults in the performance of: (a) any of the Term Loan Covenants contained herein, or
         (b) any affirmative or negative warranty, covenant or agreement contained in any other written agreement between the Company, or its successors and assigns, and CIT;

         (v) The Company, or its successors and assigns, becomes insolvent, commits an act of bankruptcy, makes a general assignment for the benefit of creditors, discontinues its business as a going concern or calls a meeting of its creditors; or the Company files any petition under any bankruptcy law or act or for the appointment of a receiver; or there is commenced by the Company under any bankruptcy or insolvency law or act any proceeding for the relief of the Company or for the composition, extension, arrangement or readjustment of any obligation of the Company; the Company has filed against it any petition under any bankruptcy law or act or for the appointment of a receiver or there is commenced against the Company under any bankruptcy or insolvency law or act any proceeding for the relief of the Company or for the composition, extension, arrangement or adjustment of any obligation of the Company and such petition or proceeding is not dismissed within thirty (30) days of its filing or commencement;

         (vi) There occurs a change in the controlling ownership of the Company, as may be further set forth and, if applicable, in accordance with the terms of the Agreement;

         (vii) Any judgment is rendered or judgment liens filed against the Company in excess of Five Thousand and 00/100 U.S. Dollars ($5,000.00) individually, or Ten Thousand and 00/100 U.S. Dollars ($10,000.00) in the aggregate which within fifteen (15) days of such rendering or filing is not either satisfied, stayed or discharged of record;


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

         (viii) Issuance of a notice of a lien, levy, assessment, injunction or attachment against a material portion of any of the Company's property which is not stayed or lifted within fifteen (15) days;

         (ix) Robert A Levinson ceases to be actively engaged in the management of the Company or the stock of the Company held by him or the members of his immediate family is transferred other than to him or the members of his immediate family; and

         (x) Upon any default or event of default under the Agreement or the Agreements then, the entire sum remaining unpaid under this Note, together with accrued interest thereon, shall become immediately due and payable on demand, at the option of CIT.

The Company hereby waives due diligence, demand, presentment and protest and any notices thereof as well as notice of nonpayment. No delay or omission of CIT to exercise any right or remedy hereunder, whether before or after the happening of any breach or Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such breach or Event of Default. No single or partial exercise by CIT of any right or remedy shall preclude any other further exercise thereof, or preclude any other right or remedy. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law or in equity.

This Note shall be deemed to be a contract made under the laws of the State of New York and shall be governed by and construed in accordance with the laws of said state.

Repayment of all amounts due under this Note are secured by all liens and security interests heretofore or hereafter granted to CIT by the Company in its assets, including, but not limited to the security interests granted pursuant to the Agreements (as defined hereinabove).

         IN WITNESS WHEREOF, the Company has caused this instrument to be executed by their corporate officers thereunto duly authorized, and its corporate seal to be affixed hereto, all as of the day and year first above written.


                                       CARLYLE INDUSTRIES, INC.



                                       By /s/ ROBERT A. LEVINSON
                                          ----------------------
                                       Name:  Robert A. Levinson
                                       Title: President


Attest:


/s/ EDWARD F. COOKE
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Secretary


(Corporate Seal)


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